----------------------
       FORM 4
----------------------

/X/ Check this box if no longer
    subject to Section 16.

    Form 4 or Form 5 obligations may
    continue.  SEE Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                          Investment Company Act of 1940

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
1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person
                                          CHOICETEL COMMUNICATIONS, INC. (PHON)        to Issuer (Check all applicable)

KOHLER, GARY S.                                                                          x   Director        X   10% Owner
                                                                                       -----               -----
                                                                                             Officer (give        Other(specify
                                                                                       ----- title below)* -----  below)

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(Last)    (First)   (Middle)              3. IRS or Social Security   4.Statement for
C/O CHOICETEL                                Number of Reporting        Month/Year
 COMMUNICATIONS, INC.                        Person (Voluntary)
9724 10th AVENUE NORTH                                                                    -------------------------------------
                                                                        DECEMBER 1997

                                                                                       7. Individual or Joint/Group Filing
                                                                                                  (Check applicable line)
----------------------------------------                              ---------------
              (Street)                                                5. If Amendment,   X   Form filed by One Reporting Person
PLYMOUTH, MINNESOTA 55441                                                Date of       -----
                                                                         Original            Form filed by More than One Reporting
                                                                         (Month/Year)  ----- Person*

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  (City)    (State)      (Zip)              TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                      2. Trans-   3. Trans-       4.Securities     5. Amount of    6. Owner-      7. Nature
   (Instr. 3)                                action     action          Acquired (A)      Securities      ship           of In-
                                             Date       Code            or Disposed       Beneficially    Form:          direct
                                                        Instr.8)        of (D)            Owned at        Direct         Bene-
                                             (Month/                    (Instr. 3, 4      End of          (D) or         ficial
                                               Day/                     and 5)            Month           Indirect       Owner-
                                              Year)   --------------------------------    (Instr. 3       (I)            ship
                                                                                          and 4)          (Instr. 4)     (Instr. 4)
                                                       Code   V    Amount  (A)  Price
                                                                           or
                                                                           (D)
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COMMON STOCK                               12/30/97     G          19,000   D   $4.875     973,784            D
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COMMON STOCK                                                                                40,000            I       FOR SELF AS
                                                                                                                      CUSTODIAN FOR
                                                                                                                      CHILDREN.
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* If the Form is filed by more than one Reporting Person SEE Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)


FORM 4 (CONTINUED)      TABLE II - DERIVATIVE SECURITIES ACQUIRED,
                           DISPOSED OF, OR BENEFICIALLY OWNED
             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of    2. Conver-   3. Trans-   4. Transac-   5. Number of      6. Date Exercisable     7. Title and Amount   8. Price of
   Derivative     sion or      action      Code          Derivative        and Expiration          of Underlying         Derivative
   Security       Exercise     Date        (Instr.8)     Securities        Date                    Securities            Security-
   (Instr.3)      Price of     (Month/                   Acquired (A)      (Month/Day/Year)        (Instr. 3 and 4)      (Instr. 5)
                  Deriv-         Day/                    or Disposed
                  ative         Year)                    of (D) (Instr.
                  Security                               3, 4, and 5)
                                                                        --------------------------------------------
                                                                        Date         Expira-       Title   Amount or
                                           ---------------------------  Exercisable  tion Date             Number of
                                           Code    V      (A)     (D)                                       Shares
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9. Number of     10. Ownership     11.  Nature of
   Derivative        Form of            Indirect
   Securities        Derivative         Beneficial
   Beneficially      Security:          Ownership
   Owned at End      Direct (D) or      (Instr. 4.)
   of Month          Indirect (I)
   (Instr. 4)        (Instr. 4)
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
EXPLANATION OF RESPONSES:


** Intentional misstatements or       /s/ Gary S. Kohler      January 6, 1998
   omissions of fact constitute       ------------------      ---------------
   Federal Criminal Violations.         Gary S. Kohler             Date
   SEE 18 U.S.C. 1001 and 15
   U.S.C. 78ff(a).

Note:  File three copies of this
       Form, one of which must be
       manually signed. If space
       provided is sufficient, SEE
       Instruction 6 for procedure.